Exhibit 99.2

SUMMARY OF THE 2005 INCENTIVE PLAN

General

The incentive plan will be administered by the compensation committee of the Discovery board or a subcommittee thereof, which we refer to in this section as the “compensation committee.” The Discovery board will select the members of the compensation committee promptly following the closing of the Transaction. Each member of the compensation committee is expected to be a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act, and an “outside director” within the meaning of Section 162(m) of the Code. The compensation committee will have the full power and authority to grant eligible persons the awards described below and determine the terms and conditions under which any awards are made.

The incentive plan is designed to provide additional remuneration to certain employees and independent contractors for their exceptional service and to encourage their investment in Discovery. The incentive plan is also intended to (1) attract persons of exceptional ability to become officers and employees of Discovery, and (2) induce independent contractors to provide services to Discovery. Discovery’s employees (including employees who are officers or directors of Discovery or any of its subsidiaries) and independent contractors are eligible to participate and may be granted awards under the incentive plan. Awards may be made to any such employee, officer or contractor whether or not he or she holds or has held awards under this plan or under any other plan of Discovery or any of its affiliates.

The compensation committee may grant a number of awards, consisting of non-qualified stock options, SARs, restricted shares, stock units, cash awards, performance awards or any combination of the foregoing under the incentive plan. The maximum number of shares of any series of Discovery common stock with respect to which awards may be issued under the incentive plan is 42 million. With the exception of certain awards that have been accelerated, no person may be granted in any calendar year awards covering more than 6 million shares of Discovery stock. In addition, no person may receive payment for cash awards during any calendar year in excess of $10 million.

Shares of common stock of Discovery will be made available from either the authorized but unissued shares or shares that have been issued but reacquired by Discovery. Shares of the common stock of Discovery that are subject to (1) any award that expires, terminates or is annulled for any reason without having been exercised, (2) any award of any SARs that is exercised for cash, and (3) any award of restricted shares or stock units that shall be forfeited prior to becoming vested, will once again be available for distribution under the incentive plan.

The compensation committee also has the power to:

•	interpret the incentive plan and adopt any rules, regulations and guidelines for carrying out the incentive plan that it believes are proper;

•	correct any defect or supply any omission or reconcile any inconsistency in the incentive plan or related documents;

•	determine the form and terms of the awards made under the incentive plan, including persons eligible to receive the awards and the number of shares or other consideration subject to awards;

•	provide that option exercises may be paid in cash, by check, by promissory note (subject to applicable law), in common stock, by cashless exercise, by broker-assisted exercise or any combination of the foregoing; and

•	delegate to any subcommittee its authority and duties under the incentive plan unless a delegation would adversely impact the availability of transaction exemptions under Rule 16b-3 of the Exchange Act, and the deductibility of compensation for federal income tax purposes.

The number of individuals who will receive awards under the incentive plan will vary from year to year and will depend on the determinations of the compensation committee. The compensation committee may take various factors into consideration, such as the number of promotions and the hiring needs during the year, and thus there cannot be a determination of the number of future award recipients. As of June 30, Discovery and its subsidiaries had approximately 4,000 employees, all of whom will be eligible to participate in the incentive plan. The compensation committee will determine in its sole discretion which employees will receive awards under the incentive plan.

Stock Options

Non-qualified stock options entitle the holder to purchase a specified number of shares of common stock at a specified exercise price subject to the terms and conditions of the option grant. The price at which options may be exercised under the incentive plan may be no less than the fair market value of a share of the applicable series of Discovery common stock as of the day the option is granted. Options granted under the incentive plan are generally non-transferable during the lifetime of an option holder, except as permitted by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

Stock Appreciation Rights

SARs entitle the recipient to receive a payment in stock (plus cash in lieu of fractional shares) or a cash payment equal to the excess value of the stock over the base price specified in the grant. A SAR may be granted to an option holder with respect to all or a portion of the shares of common stock subject to the related option (a tandem SAR) or granted separately to an eligible employee (a free-standing SAR). Tandem SARs are exercisable only to the extent that the related option is exercisable. Upon the exercise or termination of the related option, the related tandem SAR will be automatically cancelled to the extent of the number of our shares of common stock with respect to which the related option was so exercised or terminated. Free-standing SARs are exercisable at the time and upon the terms and conditions as provided in the relevant agreement. The base price of a free-standing SAR may be no less than the fair market value of a share of the applicable series of our common stock as of the day the free-standing SAR is granted. SARs granted under the DHC incentive plan are also generally non-transferable during the lifetime of a SAR holder, except as permitted by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

Restricted Shares

Restricted shares are shares of common stock of Discovery that become vested and may be transferred upon completion of the restriction period. Restricted shares may be issued at either the beginning or end of the restriction period. Individual agreements may provide that dividend equivalents will be paid during the restriction period in the event that shares are to be issued at the end of the restriction period. An agreement under which restricted shares are issued may provide that the holder of the shares may also be paid a cash amount any time after the shares become vested. Upon the applicable vesting date, all or the applicable portion of restricted shares will vest, any retained distributions or unpaid dividend equivalents with respect to the restricted shares will vest to the extent that the restricted shares related thereto have vested, and any related cash amount to be received by the holder with respect to the restricted shares will become payable.

Stock Units

Shares of Discovery common stock or units based upon the fair market value of Discovery common stock may also be awarded under the incentive plan. The compensation committee has the power to determine the terms, conditions, restrictions, vesting requirements and payment rules for awards of stock units.

Cash Awards

The compensation committee may also provide for the grant of cash awards. A cash award is a bonus paid in cash that is based solely upon the attainment of one or more performance goals that have been established by the compensation committee. The terms, condition and limitations applicable to any cash awards will be determined by the compensation committee.

Performance Awards

At the discretion of the compensation committee, any of the above-described awards, including cash awards, may be designated a performance award. Performance awards will be contingent upon performance measures applicable to a particular period, as established by the compensation committee, based upon any one or more of the following:

•	increased revenue;

•	net income measures (including, but not limited to, income after capital costs and income before or after taxes);

•	stock price measures (including, but not limited to, growth measures and total stockholder return);

•	price per share of common stock;

•	market share;

•	audience metrics (such as program ratings, web impressions, and subscribers);

•	earnings per share (actual or targeted growth);

•	earnings before interest, taxes, depreciation and amortization (EBITDA);

•	economic value added (or an equivalent metric);

•	market value added;

•	debt to equity ratio;

•	cash flow measures (including, but not limited to, cash flow return on capital, cash flow return on tangible capital, net cash flow and net cash flow before financing activities);

•	return measures (including, but not limited to, return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity);

•	operating measures (including operating income, adjusted operating income before depreciation and amortization, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes and production efficiency);

•	expense measures (including, but not limited to, overhead costs and general and administrative expense);

•	margins;

•	stockholder value;

•	total stockholder return;

•	proceeds from dispositions;

•	total market value; and

•	corporate values measures (including ethics compliance, environmental and safety).

Such performance measures may apply to the holder, to one or more business units, divisions or subsidiaries of Discovery or the applicable sector of the company, or to Discovery as a whole. Goals may also be based upon performance relative to a peer group of companies. If the compensation committee intends for the performance award to be granted and administered in a manner that preserves the deductibility of the compensation resulting from such award in accordance with Section 162(m) of the Code, the performance goals must be established in writing (1) no later than 90 days after the commencement of the period of service to which the performance goals relate and (2) prior to the completion of 25% of such period of service. The compensation committee may modify or waive the performance goals or conditions to the granting or vesting of a performance award unless the performance award is intended to qualify as performance-based compensation under Section 162(m) of the Code.

Awards Generally

The awards described above may be granted either individually, in tandem or in combination with each other. Under certain conditions, including the occurrence of an approved transaction, a board change or a control purchase (all as defined in the incentive plan), options and SARs will become immediately exercisable, the restrictions on restricted shares will lapse and stock units will become fully vested, unless individual agreements state otherwise. In addition, if a holder’s service terminates due to death or disability (as defined in the incentive plan), options and SARs will become immediately exercisable, the restrictions on restricted shares will lapse and stock units will become fully vested, unless individual agreements state otherwise. The effect of any of the foregoing events on any cash award will be prescribed in the applicable award agreement.

Fair Market Value

Under the incentive plan, fair market value of a share of any series of common stock on any day means the last sale price (or, if no last sale price is reported, the average of the high bid and low asked prices) for a share of such series of common stock on that day (or, if such day is not a trading day, on the next preceding trading day) as reported on the consolidated transaction reporting system for the principal national securities exchange on which shares of such series of common stock are listed on such day, or the compensation committee can, in its sole discretion, use averages or weighted averages either on a daily basis or such longer period as complies with Code Section 409A. If for any day the fair market value of a share of the applicable series of common stock is not determinable by any of the foregoing means, then the fair market value for such day shall be determined in good faith by the compensation committee on the basis of such quotations and other considerations as the compensation committee deems appropriate.

Adjustments

The number and series of shares of Discovery common stock which may be awarded, optioned or otherwise made subject to awards under the incentive plan, the number and series of shares of common stock covered by outstanding awards and the purchase or exercise price and any relevant appreciation base with respect to any of the foregoing are subject to appropriate adjustment in the compensation committee’s discretion, as the compensation committee deems equitable, in the event (1) Discovery subdivides the outstanding shares of any series of its common stock into a greater number of shares of such series of common stock, (2) Discovery combines the outstanding shares of any series of its common stock into a smaller number of shares of such series of common stock or (3) there is a stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase such series of common stock or any other similar corporate event (excluding approved transactions (as defined in the incentive plan)).

Amendment and Termination of the incentive plan

The compensation committee may terminate the incentive plan at any time prior to the tenth anniversary of the date on which the incentive plan became effective. The compensation committee may also suspend, discontinue, modify or amend the incentive plan any time prior to the tenth anniversary of the date on which the incentive plan became effective. However, before an amendment can be made that would adversely affect a participant who has already been granted an award, the participant’s consent must be obtained.